Exhibit 5
Layne Christensen Company
1900 Shawnee Mission Parkway   •    Mission Woods, Kansas 66205    •   (913) 362-0510   •    Fax: (913) 362-0133

STEVEN F. CROOKE
Vice President,
General Counsel and Secretary
December 5, 2005
Board of Directors
Layne Christensen Company
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
Gentlemen:
          Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) of Layne Christensen Company, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission on or about December 5, 2005, for the purpose of registering under the Securities Act of 1933, as amended, $10,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Layne Christensen Company Key Management Deferred Compensation Plan (the “Plan”).
          I have examined the Company’s Restated Certificate of Incorporation and all amendments thereto, the Bylaws of the Company, as presently in effect, minutes of the applicable meetings of the Board of Directors and Compensation Committee of the Board of Directors, together with such other corporate records, certificates of public officials and other documents as I have deemed relevant to this opinion.
          Based upon the foregoing, it is my opinion that when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights and general equity principles.
          I hereby consent to the reference to myself under the heading “Interests of Named Experts and Counsel” in the Registration Statement. I also consent to the inclusion of this opinion in the Registration Statement as an exhibit thereto.

Sincerely,

/s/ Steven F. Crooke

Steven F. Crooke
SFC/cg